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                                                                   EXHIBIT 10.11



                                AUGUST 16, 1999


Mr. Skip Speaks
4234 Gilbert Avenue
Dallas, TX 75219


Dear Skip:

On behalf of myself and our Board of Directors, I am extremely pleased to offer you the position of President and Chief Executive Officer of Triton Network Systems, Inc. (Triton) reporting to the Board of Directors. The following is designed to serve as a record of the essential terms of your employment, which supersedes all prior discussions:

POSITION
PRESIDENT & CHIEF EXECUTIVE OFFICER (CEO), TRITON NETWORK SYSTEMS, INC.
This position is the most senior executive level position within Triton Network Systems. Responsibilities include, but are not limited to management of all aspects of Triton's business and management of all management personnel. The objectives of the position will be based upon Triton Network System's business plan and associated operating budgets established by you and your team and approved by the Board of Directors.

SALARY
Your base salary will be $290,000 per annum based semi-monthly in arrears.

BONUSES
25% of your base salary paid upon completion of the unaudited financials for the previous year, based upon completion of personal and corporate objectives assigned by the board. For calendar year 1999 your bonus will be no less than $60,000.

STOCK OPTIONS
You will receive 1,000,000 Triton share options with an exercise price of $2.50 per Share. Your options will be granted in accordance with and governed by the Triton Network Systems, Inc. 1997 Stock Option Plan (the "Plan") and will vest based on the following formula:

     o One fourth (250,000 share options) after completion of one full year of employment with Triton.
     o 1/48th (of the 1,000,000 share options) each month thereafter so long as you are employed by Triton.
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In addition to the one million share option grant above, you will receive an additional grant of 250,000 Triton share options to be granted in accordance with and also governed by the Plan and which will vest after you have been employed for six (6) years but with accelerated vesting in full upon the company (on a consolidated basis) generating Two Hundred Million Dollars ($200,000,000.00) in gross sales during any fiscal year. The exercise price for these options shall also be Two Dollars and Fifty Cents ($2.50) per share.

It is Triton's intention that all of the above options will be "incentive stock options" as such term is defined in Section 422 of the Internal Revenue Code, to the extent allowed by the Plan and applicable law.

You shall vest in all of the above options and stock as provided above until you are no longer employed by or providing services to Triton or any of its affiliates. You shall remain vested in all of the above options to the extent you were vested as of the date of your termination and you shall vest no further thereafter, except that if your employment is terminated at any time by us without "Cause" (as that term is defined below) or at any time by you "for cause" (as that term is defined below) or if you die or become disabled, your stock option vesting for all the above options will accelerate by six (6) months. In addition to the foregoing, if such termination without "Cause" by us or "for cause" by you or your death or disability occurs within six months of the commencement of your employment, a total of One Hundred Thousand (100,000) shares will vest.

In addition, with regard to your grant of 1,250,000 shares as provided above, should a "change of control" occur; that is, a sale, transfer or other transaction that results in the Triton shareholders immediately prior to such transaction not owning after such transaction a majority of the voting equity, or if all or substantially all of the assets of the company are sold to a party not controlled by a majority of the Triton shareholders immediately prior to such transaction, then all of your share options shall vest in full upon the closing of such transaction. As a condition of your options or stock vesting upon a change of control transaction, you will agree that, for one year after the closing of such transaction, you will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any business that competes with Triton, whether in the U.S. or abroad. Ownership of no more than 1% of $250,000 of stock (whichever is less) of a publicly traded corporation, and ownership of Ericcson stock, will not constitute a violation of this provision. If requested by the acquirer, your commitment not to compete with Triton during such one year period will be set forth in a separate non-compete agreement in a form reasonably acceptable to the acquirer and you.

All of the above options shall be granted pursuant to a written agreement, incorporating the above terms and otherwise subject to the terms of the Plan, to be provided to you no later than August 20, 1999.
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At such time as Triton becomes subject to the reporting requirements under the
Securities Exchange Act of 1934, Triton shall use its best efforts to: (a) file all periodic reports required to be filed under such Act at the times provided therein or in the rules and regulations of the Securities and Exchange Commission; and (b) to file and cause to remain effective a Registration Statement on Form S-8 (or any successor form) with respect to any outstanding options granted to you hereunder.

SEVERANCE
The company will provide you with a severance package in the event that Triton terminates your employment without "Cause". Cause shall mean:

A. Illegal acts (other than minor traffic violations, misdemeanors, or other acts that do not result in criminal conviction) including theft or embezzlement.
B. A material violation of published written policies of the company or material violation of any confidentiality or proprietary information agreement with the company.
C. Irresponsible or unauthorized acts of a willful nature in the performance of duties or continuing failure to follow the reasonable written directions of the Board of Directors.

Notwithstanding the foregoing, you will not be deemed to have been terminated for Cause without (i) reasonable written notice to you setting forth the reasons for Triton's intention to terminate for Cause, and (ii) an opportunity for you, together with your counsel, if any, to be heard before the Triton Board of Directors.

The severance package will provide you with up to twelve (12) months base salary and benefits continuance from the time of your involuntary termination. If you are employed within twelve months of your termination from the company, your severance payments will stop at the time of your new employment.

You will also receive the severance package and accelerated stock option vesting as set forth above if you at any time terminate your employment "for cause" after the occurrence of one or more of the following events:

(i) The failure of Triton to maintain you in the position of President and Chief Executive Officer;
(ii)    The removal or non-election of you to Triton's Board of Directors;
(iii)   A reduction in your base salary; or
(iv) A breach by Triton of any material provision of this letter agreement which remains uncorrected for thirty (30) days following written notice to Triton of such breach.

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During the period in which severance benefits are continuing, you will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any business that competes with Triton, whether in the U.S. or abroad. Ownership of no more than 1% or $250,000 of stock (whichever is less) of a publicly traded corporation, and ownership of Ericsson stock, will not constitute a violation of this provision.

If the benefits accruing to you upon a change of control transaction trigger a "golden parachute" excise tax under Section 4999 of the Internal Revenue Code, then Triton will pay you one-half the amount of the excise tax.

LOAN
The company will provide you with a $300,000 loan at zero interest to replace your current housing loan. This loan will have a term of five years and shall be paid back sooner out of the first proceeds of the sale any Triton stock and must be paid back within 12 months of termination of employment with Triton for any reason. This loan will be secured by your stock options and 2nd mortgage on your home in California. Should the IRS rules deem it necessary, the company will be required to impute the IRS mandated minimum interest and report that as compensation to you.

SIGN ON INCENTIVE
The company will pay to you together with your first pay check, a non-refundable sign on bonus of $125,000. The company will also pay you on or before January 15, 2000 an additional $125,000 bonus (the "Additional Bonus"). The Additional Bonus will be pro-rated over (9) months. You will be required to repay the pro-rata portion of the Additional Bonus should you terminate your employment with Triton prior to September 30, 2000 other than "for cause" (as that term is defined above) in which event you will have no obligation to repay any of the Additional Bonus. No repayment of the Additional Bonus will be required in the event Triton is acquired in a change of control transaction.

VACATION
You will be eligible for three weeks of vacation annually.

BENEFITS
Triton will provide you and your dependents with the benefits provided to other Senior Executives and their dependents. Those benefits currently offered are listed below but may be changed by the company in its sole discretion:

o Medical Insurance                o Disability Insurance

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o Life Insurance                   o Dental Insurance
o 401(K) Plan Eligibility          o Tuition Reimbursement


RELOCATION
You will be reimbursed for relocation expenses to Orlando, Florida from Dallas, Texas for your townhouse furniture and one car. Triton will also reimburse you for repayment of expenses to your previous employer for your move to Dallas, should this be necessary.

OTHER
The company will bear the cost of air travel when you commute from your home/office in California to the company offices in Orlando, Florida. The company will pay for temporary living expenses in Orlando, Florida for an initial two month period.

Triton will reimburse your legal expenses to review this letter up to $1000.

MEDIATION AND ARBITRATION
In the event of any dispute between us, you agree to first attempt to resolve the dispute amicably by direct discussions with the Board of Directors and in the event such discussions do not resolve the dispute, you agree to enter into a non-binding mediation of the dispute. If the mediation is unsuccessful in resolving the dispute, you agree to join us in a binding arbitration in accordance with the provisions set forth in Section 9 of the attached Employee Proprietary Information Agreement.

PROPRIETARY INFORMATION AGREEMENT
You will be required to sign the attached Employee Proprietary Information Agreement. You will also be asked to sign a limited non-compete Agreement in a form acceptable to you, which prevents you from competing with Triton during the period you are receiving severance benefits from Triton and, in the event of a change of control and full vesting of your stock options, for 1 year after that point.

COMMENCEMENT OF EMPLOYMENT
Your employment with Triton is scheduled to commence September 6, 1999, subject to final discussions between you and your current employer.

TERM
Subject to all of the provisions herein, specifically including, but not limited to, the severance and accelerated stock option vesting provisions, your employment is at will and may be terminated by the employee or the company without cause on 60 days' written notice.

The undersigned has fully authority to act on behalf of Triton and bind Triton to the terms herein. The preceding sets forth all of the terms of Triton's offer to employ you. If this offer is in accordance with your understanding and acceptable to you, please sign, date and return to me a copy of this
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Mr. Skip Speaks
August 16, 1999
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letter. This letter agreement may be signed in counterpart, and signed copies exchanged by facsimile. Upon your signature, this letter agreement will be binding upon Triton and its respective successors and assigns.


Sincerely,

/s/ Robert Goodman
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Robert Goodman
Chairman of the Board


I am in agreement with the terms as stated and hereby accept this offer of employment by Triton Network Systems, Inc.


/s/ Skip Speaks                                      August 17, 1999
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Skip Speaks                                  Date